Exhibit 8.1

Ortoli Rosenstadt LLP

July 18, 2024

Achari Ventures Holdings Corp. I

60 Walnut Avenue, Suite 400

Clark, NJ 07066

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Vaso Corporation, a Delaware corporation (“Vaso”), in connection with the proposed merger of Achari Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Achari Ventures Holdings Corp. I (a Delaware Corporation, “Achari”), with and into Vaso (the “Merger”), with and into Vaso, with Vaso as the surviving company, and the other transactions contemplated by that certain Business Combination Agreement, dated as of December 6, 2023, by and among Vaso, Merger Sub and Achari (the “Business Combination Agreement”), as described in the Registration Statement on Form S-4 (Registration Statement No. 333-276422), originally filed with the U.S. Securities and Exchange Commission on January 8, 2024, as amended through the date hereof (the “Registration Statement”). All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement, the Business Combination Agreement and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion (the “Transaction Documents”). We have made the assumptions set forth in the Transaction Document and have not made an independent investigation of the facts or representations set forth in any of the Transaction Documents that we have examined, except to the extent that we have deemed necessary in our professional judgment. Consequently, we have assumed in rendering our opinion, that: (i) no party to any Transaction Document has amended, waived or otherwise modified, or will amend, waive or otherwise modify, any material term or condition set forth therein, and each Transaction Document has been duly authorized, executed and delivered by each party thereto, (ii) there are no agreements, arrangements, or understandings among the parties that supplement or are inconsistent with the Transaction Documents, (iii) the Business Combination will be consummated in accordance with the provisions of the Transaction Documents and as described therein (and no covenants or conditions described therein and affecting this opinion have been or will be waived or modified), (iv) each provision of the Transaction Documents is valid and enforceable pursuant to its terms and (v) the information presented in such Transaction Documents (including, without limitation, representations set forth therein as if made on the date hereof) or otherwise furnished to us, accurately and completely describes, in all material respects, all facts and other determinations relevant to the Business Combination. Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions, or any change after the date hereof in applicable law, could adversely affect our opinion.

For U.S. federal income tax purposes, the parties intend for the Merger (the “Intended Tax Treatment”) to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”). Notwithstanding the parties’ intent, there are significant factual and legal uncertainties as to whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by Achari or Vaso as to the matters set forth herein. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will reach the same or similar conclusions as we have reached or not disagree with the opinions herein.

We have analyzed the pertinent authorities as they apply to the facts, representations, and assumptions upon which we have relied. Based on this analysis, the documents and assumptions set forth herein, we confirm the statements set forth in the Registration Statement under the section entitled “Proposal 1: The Business Combination Proposal — Certain Material United States Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Business Combination — U.S. Federal Income Tax Characterization of the Merger,” insofar as they address the material U.S. federal income tax considerations with respect to the Merger and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto (except to the extent stated otherwise therein), and we are of the opinion that, under currently applicable United States federal income tax law, the Merger more likely than not qualifies as a “reorganization” under Section 368(a) of the Code.

No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences under any non-United States, state, or local tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement and, except as set forth above, may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Ortoli Rosenstadt LLP

Ortoli Rosenstadt LLP